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                                                                   EXHIBIT 10.2

                             EMPLOYMENT AGREEMENT


         AGREEMENT effective as of August 1, 1998, by and between F & M Bancorporation, Inc., (hereafter referred to as "F & M"), and Daniel E. Voet, of Kaukauna, Wisconsin (hereinafter referred to as "Employee"), witnesseth:
         WHEREAS, Employee serves as F & M's Treasurer and CFO and F & M desires to retain Employee in that position and to encourage his continued employment, the parties desire by this Agreement to encourage Employee's continued employment by F & M and to provide an incentive to Employee to remain in that position.
         NOW, THEREFORE, in consideration of the promises and covenants contained herein, the parties mutually agree as follows:
         1. Employment. F & M hereby employs Employee and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth.
         2. Duties and Responsibilities. During the term of this Agreement, Employee shall act as Treasurer and CFO of F & M and shall continue to engage in those activities and perform those services as may be assigned to him by the Board of Directors, including, but not be limited to the following: oversight and responsibility for the day to day financial operations of F & M, preparation of monthly financial reports, and Securities and Exchange Commission, Federal Reserve Bank and Division of Financial Institutions financial reports, cash and capital management, and the general supervision of all accounting and financial activities for F & M.
In addition, Employee hereby agrees to perform such other duties for F & M and F & M's subsidiaries and divisions as may be assigned to him by the Board of Directors of F & M. With regard to all duties and responsibilities provided for in this paragraph, Employee shall devote his full time and best efforts to this employment and to the success of F & M.
         3. Scope of Authority. The Employee agrees to act in accordance with the scope of authority previously delegated to him and as may be delegated to him from time to time by F & M and pursuant to this Agreement in accordance with the policies, procedures and authorizations given by F & M. The Employee will observe and abide by any limitation placed upon such authority from time to time by F & M. No latitude, indulgence, or forbearance granted by F & M to the Employee shall be deemed a relinquishment of its right to direct his activities or a waiver of their rights to require performance and fulfillment of the duties and responsibilities of his employment and this Agreement.
         4. Term. The term of Employee's employment under this Agreement shall begin on February 1, 1998 and shall continue for a period of thirty-six (36) full calendar months thereafter. Commencing on each subsequent February 1 (the "Anniversary Date"), and continuing on each Anniversary Date thereafter, the term of the Agreement shall renew for an additional year such that the remaining term of the Agreement shall be three (3) years. This Agreement may be terminated by either party by giving written notice that it will terminate twenty-four (24)


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months from the next Anniversary Date. During the term of this Agreement, the
Board of Directors of F & M may conduct periodic comprehensive performance evaluations and review of the Employee for purposes of determining compensation and other business related purposes.
         5. Compensation. During the first twelve months of the term of this Agreement, F & M shall pay to the Employee a base annual salary of One Hundred Thousand and 00/100 Dollars ($100,000.00). This salary shall be prorated for any partial years based on actual time worked in such partial year. This salary may be adjusted at such intervals and in an amount to be determined by F & M, consistent with adjustments received by other employees of F & M and duties of Employee's position, based on, among other things, the performance of the Employee, the performance of F & M and its subsidiaries, competitive practices and economic conditions provided, however, that such salary shall not be reduced below its current level. The parties agree to consider these factors and to endeavor in good faith to adjust Employee's compensation to an appropriate level considering the salary for comparable positions and Employee's performance. Employee will also be eligible to participate in bonus, stock option or incentive plans of F & M for his position, as may be established and modified from time to time by F & M.
         6. Benefits. F & M will offer Employee the employee benefits, including major medical and hospitalization insurance, disability benefits, life insurance, vacation, severance pay and retirement benefits at levels substantially equal to the levels currently provided by F & M to its executive officers.
         7. Expenses. The Employee may incur reasonable expenses for promoting the F & M's business, including expenses for entertainment, travel, and similar items. F & M will reimburse the Employee in accordance with F & M's policies and procedures for all such expenses upon the Employee's periodic presentation of an itemized account of such expenditures.
         8. Extent of Services. The Employee shall devote his entire time, attention and energies to the business of F & M and shall not during the term of this Agreement be engaged in any other business activity, without the written consent of F & M, whether or not such business activity is pursued for gain, profit or other pecuniary advantage. This shall not be construed as preventing the Employee from (a) serving charitable, civic or religious organizations in a volunteer capacity which does not interfere with his ability to perform his duties for F & M or create a conflict of interest with F & M, (b) investing his assets in such a manner as will not require any services on the part of the Employee in the operation of the affairs of the companies if such investments are made, or (c) engaging in such other activities which are expressly approved in advance by F & M's Board of Directors.
         9. Termination. Employee's employment hereunder during the Term may be terminated, subject to payment of the compensation and other benefits described below, upon the occurrence of any of the events described below. In case of such termination, the date on which Employee ceases to be employed under this Agreement, after giving effect to any prior notice requirement set forth below, is referred to as the "Termination Date."
               (a) Death; Disability; Retirement. Employee's employment hereunder shall terminate upon his death or Disability or retirement.
               As used in this Agreement, "Disability" shall mean Employee's inability, as a result of physical or mental incapacity, to substantially perform his duties with F & M for a period of one hundred eighty (180) consecutive days. Any question as to the existence of Employee's Disability upon which Employee and F & M


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cannot agree shall be determined by a qualified independent physical mutually agreeable to Employee and F & M or, if the parties are unable to agree upon a physician within ten (10) days after notice from either to the other suggesting a physician, by a physician designated by the then president of the medical society for Outagamie County, Wisconsin, upon the request of either party. The costs of any such medical examination shall be shared equally by F & M and Employee.
               (b) Termination of Employee for Cause. F & M may terminate Employee's employment under this Agreement for Cause (as hereinafter defined) at any time and thereafter F & M's obligations pursuant to paragraphs 5 and 6 of this Agreement shall cease and terminate. Notwithstanding anything to the contrary contained in this Agreement, if Employee's employment is terminated for Cause, Employee shall receive all compensation and other benefits to which he was entitled under paragraphs 5 and 6 only through the Termination Date, and, shall receive all accrued benefits available to him under F & M's benefit plans as in effect on and effective through the Termination Date in accordance with their terms.
               As used herein, "Cause" shall mean (i) any willful act by Employee which is fraudulent or illegal and which is materially injurious to F & M or any of F & M's subsidiaries, monetarily or otherwise, (ii) the continued failure by Employee to substantially perform his duties with F & M as may be assigned to him from time to time or his obligations under this Agreement (other than any such failure resulting from Employee's incapacity due to Disability), or to follow the policies and procedures of F & M, (iii) the dishonesty, fraud, or other conduct which constitutes a crime (except for traffic or other violations which result in civil forfeitures) under laws, statutes, regulations, rulings, administrative code, policy or procedure of the State of Wisconsin or any local subdivision thereof or the United States of America or of any administrative agency of the State of Wisconsin or any subdivision thereof or of the United States of America, or (iv) "Misconduct" as set forth in Wis. Stats. Section 108.04(5), the Wisconsin Unemployment Compensation Law and the decisions thereunder.
         Termination may be without notice for violations of subparts 9(b) (i),
(iii) or (iv). In the event of a proposed termination for the reasons set forth in the subpart (ii) of subparagraph 9(b), the Employee shall be entitled to written notice and thirty (30) days opportunity to explain and cure such breach or failure to the satisfaction of F & M. If Employee has explained and/or cured such breach or failure within such thirty (30) day period, the notice of termination shall be rescinded and Employee shall remain employed hereunder, subject to such further terms or conditions as the parties may establish by mutual agreement.
               (c) Voluntary Termination by Employee. Employee may voluntarily terminate his employment under this Agreement at any time by giving at least thirty (30) days and no more than ninety (90) days prior written notice to F & M. In such event, Employee shall receive all compensation and other benefits to which he was entitled under paragraphs 5 and 6 in the amount and at the times provided in paragraph 5 through the date of voluntary termination set forth in the Employee's notice and, in addition, shall receive all other benefits available to him under F & M's benefit plans as in effect on the Termination Date in accordance with their terms through such voluntary termination date.
F & M may elect not to use the services of Employee after notice of voluntary termination is given, but such election by F & M shall not relieve F & M of the obligation to pay Employee in accordance with paragraphs 5 and 6 during such notice period.
               (d) Termination by F & M Without Cause. F & M may terminate this Agreement without cause, provided F & M agrees to pay the Employee the compensation and benefits (at the intervals paid to all other


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employees) as set forth below. In effect, F & M may elect not to use the services of Employee during the term of this Agreement, provided
F & M pays the compensation and provides the benefits hereunder.
Employee acknowledges F & M's right to terminate without cause and agrees that if such termination occurs that Employee's sole and exclusive claim against F & M or its subsidiaries or their respective officers, directors, employees or agents shall be for the payment of the unpaid compensation and benefits under this Agreement as follows:
                    (i) In lieu of any further salary payments, severance pay [including but not limited to any benefits under the Restated F & M Bancorporation, Inc. Executive Severance Plan (the "Severance Plan")], or other cash compensation to Employee, Employee still be paid his then current base annual salary for a period of twenty-four (24) months from the date of F & M's notice of termination in equal installments on F & M's regular payroll dates. Such installment payments shall be reduced by fifty percent (50%) in the event the Employee obtains comparable employment following the Termination Date of his employment with F & M or its successor.

                    (ii) In addition, Employee shall continue to participate for twenty-four (24) months following the Termination Date in F & M's group health insurance plan provided the Employee (1) makes timely payment of the Employee's portion of the premium to F & M or its successor for its employees, and (2) is not eligible to participate in another employer-sponsored group health insurance program. No cash payment will be made in lieu of this participation if Employee elects not to receive this benefit. Employee shall not be eligible for other benefits that Employee was receiving or was entitled to receive immediately prior to the Termination Date, including, but not limited to paid holiday or vacation benefits, other group insurance benefits, retirement benefits or any other fringe benefits. The actual Termination Date shall be used for purposes of determining the exercise date and/or expiration of any outstanding stock options, not withstanding any continued payments received by Employee after the Termination Date.
                    (iii) The payments under subparts (i) and (ii) shall be in lieu of any other payments, claims or damages or other obligations by F & M to Employee. F & M shall not be obligated for any bonus, incentive plan, stock option or other payment or benefit for the year in which notice is given or any subsequent year. As a condition of receiving the consideration described in subparts (i) and (ii) above, Employee shall be required to sign F & M's standard release as then utilized in connection with the Severance Plan.
               (e) Termination Due to Change in Control. This subparagraph shall apply to a Change in Control involving F & M or any successor to F & M.
                    (i) If Employee's employment is terminated within three (3) months prior to the first public announcement of a transaction which would be deemed a Change in Control transaction or within twelve (12) months following the closing of a Change in Control transaction (which period shall be referred to as the "Change in Control Window"), Employee shall be entitled to the compensation and benefits described in this subparagraph (e), provided, however, that during the Change in Control Window if Employee's employment is terminated pursuant to subparagraphs 9(a), (b) or (c), Employee shall only be entitled to the compensation and benefits set forth in subparagraphs 9(a), (b), or (c) as applicable, and further provided that during the Change in Control Window, F & M may not terminate the Employee under subparagraph 9(d).
                    (ii) Employee will be deemed to be entitled to the compensation and benefits under this subparagraph 9(e) if any of the following occur:


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                          (1)    The termination of Employee by F & M or its
successor of Employee's employment during the Change in Control Window, except for a termination pursuant to subparagraphs 9(a), (b), or (c).
                          (2)    If Employee resigns within six (6) months
after a material change in Employee's function, duties, responsibilities or compensation which occurs during the Change in Control Window and which causes Employee's position to become one of lesser responsibility, importance or scope.
                          (3)    If within three (3) months prior to a Change
in Control, Employee is removed from or is not reelected or reappointed to the offices of Treasurer and CFO and Employee elects to resign within ten (10) days of such change.
                          (4)    If Employee's position is eliminated during
the Change in Control Window, and F & M or its successor does not, within thirty (30) days after the elimination occurs, offer Employee a position with substantially equivalent or greater functions, duties, responsibilities or compensation than those provided to Employee under this Agreement.
                          (5)    Regardless of the nature of the position, if
Employee is required to work at a location which is outside the State of Wisconsin and Employee elects not to accept such position and resigns within ten
(10) days after the position is offered.
                          (6)    The termination of this Agreement during the
Change in Control Window, except for a termination pursuant to subparagraphs 9(a), (b) or (c), if Employee resigns within ten (10) days after he receives notice of the termination of this Agreement.
                    (iii) If Employee is entitled to compensation and benefits under this subparagraph (e), such compensation and benefits shall be payable as follows:

                          (1)    Under subsections (e)(ii)(1), as of the date
of termination.
                          (2)    Under subsections (e)(ii)(2), (3), (5) or (6),
as of the effective date of the Employee's resignation.
                          (3)    Under subsection (e)(ii)(4), as of the
expiration of such thirty (30) day period.

                    (iv) A "Change in Control" of F & M shall occur as of the Closing Date of one transaction or a series of transactions which result in the acquisition of F & M: (1) by any person or group of persons acting in concert who acquire beneficial ownership, directly or indirectly, of securities of F & M representing 25% or more of the combined voting power of its then outstanding securities; (2) through a combination (by merger, share exchange, consolidation, or otherwise) with another entity and as a result of such combination less than 50% of the outstanding voting securities of the surviving or resulting corporation are owned in the aggregate by the former shareholders of F & M; (3) through the sale, lease, or other transfer of all or




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substantially all of its properties or assets not in the ordinary course of business to another person or entity.
                    (v) Under this subparagraph 9(e), Employee shall, at his option, receive either a lump sum severance payment, or a series of installment severance payments for a period of thirty-six (36) months commencing as of the date set forth in subpart 9(e)(iii). The total payment in either case shall be cash in an amount equal to 2.99 times the Employee's current annual base salary, discounted to its present value in the case of a lump sum payment at a discount rate equal to the imputed interest rate under the Internal Revenue Code for a three (3) year term. If Employee elects to receive installment payments, Employee shall receive the same amount as would be provided by a lump sum payment, but payment shall be made in equal installments for a period of three
(3) years, commencing on the Termination Date, on the same dates as F & M's regular payroll payments are made.
         In addition, Employee shall continue to participate for  twenty-four
(24) months following the Termination Date in F & M's group health insurance plan provided the Employee (1) makes timely payment of the Employee's portion of the premium to F & M or its successor for its employees, and (2) is not eligible to participate in another employer-sponsored group health insurance program. No cash payment will be made in lieu of this participation if Employee elects not to receive this benefit. Employee shall not be eligible for other benefits that Employee was receiving or was entitled to receive immediately prior to the Termination Date, including, but not limited to paid holiday or vacation benefits, other group insurance benefits, retirement benefits or any other fringe benefits. The actual Termination Date shall be used for purposes of determining the exercise deadline and/or expiration of any outstanding stock options, notwithstanding any continued payments received by Employee after the Termination Date.
         The payments under subparagraph 9(e) shall be in lieu of any other payments, claims or damages or other obligations by F & M to Employee. F & M shall not be obligated for any bonus, incentive plan, stock option or other payment or benefit for the year in which notice is given or any subsequent year. As a condition of receiving the consideration described in subparagraph 9(e) above, Employee shall be required to sign F & M's standard release as then utilized in connection with the Severance Plan.
         Employee's death after a termination under subpart 9(e)(ii) shall not affect F & M's or its successor's payment obligations under this subparagraph 9(e) and the compensation and benefits provided hereunder shall be in addition to any and all other rights of Employee under any retirement plans or deferred compensation agreements.
         Regardless of any provision in this Agreement, neither F & M nor its successor shall be required to compensate Employee according to the terms of this Agreement if the compensation is prohibited or limited by a federal or state bank regulatory agency acting under applicable federal or state law or regulation, but shall compensate Employee according to the terms of the Agreement to the extent compensation is not prohibited or limited by a federal or state bank regulatory agency acting under applicable federal or state law or regulation.
                    (vi) If the compensation and benefits payable to Employee under this subparagraph 9(e) ("Change in Control Benefits"), or any other payments or benefits received or to be received by Employee from F & M or its successor (whether payable pursuant to the terms of this Agreement, any other plan, agreement or arrangement with F & M, successor or any corporation affiliated with F & M or its successor ("Affiliate") within the meaning of
Section 1504 of the Internal Revenue Code, as amended (the "Code"), in the opinion of tax counsel selected by F & M's or successor's independent auditors and acceptable to Employee constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and the present value of such "parachute


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payments" equals or exceeds three times the average of the annual compensation payable to Employee by F & M or its successor (or an Affiliate), and includable in Employee's gross income for federal income tax purposes for the five (5) calendar years preceding the year in which a change in ownership or control of F & M occurred (the "Base Amount"), such Change in Control Benefits shall be reduced, in a manner determined by Employee, to an amount, the present value of which (when combined with the present value of any other payments or benefits otherwise received or to be received by Employee from F & M or its successor (or an Affiliate) that are deemed "parachute payments") is equal to 2.99 times the Base Amount, notwithstanding any other provision to the contrary in this Agreement. The Change in Control Benefits shall not be reduced if (1) Employee shall have effectively waived his receipt or enjoyment of any such payment or benefit which triggered the applicability of this subpart 9(e)(vi), or (2) in the opinion of such tax counsel, the Change in Control Benefits (in full amount or partially reduced, as the case may be) plus all other payments or benefits which constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code are reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4) of the Code, and such payments are deductible by F & M or its successor. The Base Amount shall include every type and form of compensation includable in Employee's gross income in respect of his employment by F & M or its successor (or an Affiliate), except to the extent otherwise provided in temporary or final regulations promulgated under Section 280G of the Code. For purposes of this subpart 9(e)(vi), a "change in ownership or control" shall have the meaning set forth in Section 280G(b) of the Code and any temporary or final regulations promulgated thereunder. The present value of any non-cash benefit or any deferred cash payment shall be determined by the Employers' independent auditors in accordance with the principles of Sections 280G(b)(3) and (4) of the Code.

         In the event that Section 280G, or any successor statute is repealed, this subparagraph 9(vi) shall cease to be effective on the effective date of such repeal. The parties to this Agreement recognize that final regulations under Section 280G of the Code may affect the amounts that may be paid under this Agreement and agree that, upon issuance of such final regulations, this Agreement may be modified as in good faith deemed necessary in light of the provisions of such regulations to achieve the purposes of this Agreement, and that consent to such modifications shall not be unreasonably withheld.
         10. Waiver of Breach. The waiver by F & M of a breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision of this Agreement by the Employee.
         11. Assignment. The rights and obligations of F & M under this Agreement may be assigned to any other subsidiary of F & M by a separate instrument evidencing such assignment, provided, however, that no such assignment may be made without Employee's prior written consent if the assignment is to be made to a subsidiary which has its main office located outside a thirty (30) mile radius of Kaukauna, Wisconsin. However, assignment by F & M shall not relieve it of the responsibility to perform the duties of this Agreement. Employee may not assign this Agreement.
         12. Noncompete Agreement. Employee shall sign the Noncompete Agreement attached hereto as Exhibit A
         13. Paragraph Headings. Paragraph headings are inserted primarily for convenience, and if they conflict with the text in the construction of this Agreement, the text shall control.


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         14.   Applicable Law.  This Agreement shall be governed by the laws of the State of Wisconsin.
         15. Entire Agreement. This Agreement contains the entire agreement between the parties. No representations, promises, understandings or agreements exist except as expressly set forth herein. This Agreement supersedes all prior representations, promises, understandings or agreements. This Agreement may only be amended by a written amendment signed by both parties.
         16. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, beneficiaries, successors and assigns, specifically including any successor to the F & M, whether arising by merger, consolidation or otherwise.
         17. Pooling Accounting. In the event this Agreement disqualifies a proposed Change in Control from treatment as a "Pooling of Interests" under generally accepted accounting practices, the parties agree to act in good faith to modify this Agreement to comply with such rules and provide to the fullest extent its anticipated benefits to Employee and F & M.

                                                 F & M BANCORPORATION, INC.


                                 By: /s/ Gail E. Janssen
                                    --------------------------------------
                                    Gail E. Janssen, Chairman of the Board


                                 EMPLOYEE:


                                 /s/ Daniel E. Voet
                                 -----------------------------------------
                                 Daniel E. Voet




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